Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	May 2, 2014

FreightCar America, Inc. Reports First Quarter 2014 Results

Highlights

•	First quarter revenues of $56.1 million on deliveries of 753 railcars

•	Net loss of $6.9 million, or $(0.58) per diluted share

•	Orders for 1,654 railcars in the quarter, including 1,500 new coal cars

•	March 31, 2014 backlog increased to 7,727 railcars, of which 2,889 were non-coal cars and 3,290 were coal car rebuilds

Chicago, IL, May 2, 2014 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the first quarter ended March 31, 2014, with revenues of $56.1 million and a net loss of $6.9 million, or $(0.58) per diluted share. For the first quarter of 2013, the Company reported revenues of $87.6 million and a net loss of $2.6 million, or $(0.22) per diluted share. Revenues were $79.7 million with a net loss of $12.3 million, or $(1.03) per diluted share, in the fourth quarter of 2013.

“The severe winter weather experienced across much of the country had a significant negative impact on our business, causing supply disruptions and production inefficiencies. These interruptions, along with production line changeovers, resulted in railcar deliveries 30% lower than we had planned for the first quarter,” said Joe McNeely, Chief Executive Officer. “Despite the first quarter’s disruptions, we still expect to deliver approximately 7,000 cars in 2014. Due to a significant order for new coal cars and customer delivery requirements, we will resume production in our Danville facility this summer. The harsh winter weather also led to higher coal train utilization, which reduced the volume of railcars through our repair shops and sales of repair parts. We expect a rebound in repair and parts demand as the railroads improve their operating performance and coal trains become available for maintenance.”

The Company delivered 753 railcars in the first quarter of 2014, which included 363 new and 390 rebuilt railcars. The new car deliveries included 75 cars added to the lease fleet. This compares to 1,073 railcars delivered in the first quarter of 2013, including 448 new cars and 625 rebuilt cars. There were 1,101 railcars delivered in the fourth quarter of 2013, of which 190 were new, 99 were used and 812 were rebuilds. Total manufacturing backlog was 7,727 units at March 31, 2014, compared to 2,082 units at March 31, 2013 and 6,826 units at December 31, 2013.

The Manufacturing segment had revenues of $48.0 million in the first quarter of 2014, compared to $77.7 million in the first quarter of 2013 and $72.1 million in the fourth quarter of 2013. The operating loss for the Manufacturing segment was $5.0 million in the first quarter of 2014, compared to operating income of $2.1 million in the first quarter of 2013 and an operating loss of $8.7 million in the fourth quarter of 2013. The fourth quarter 2013 Manufacturing segment operating loss included $7.6 million in impairment charges.

Revenues for the Services segment were $8.1 million in the first quarter of 2014, compared to $9.9 million in the first quarter of 2013 and $7.7 million in the fourth quarter of 2013. The Services segment operating loss was $0.3 million in the first quarter of 2014, compared to operating income of $1.3 million in the first quarter of 2013 and an operating loss of $2.4 million in the fourth quarter of 2013. The fourth quarter 2013 Services segment operating loss included $1.9 million in restructuring and impairment charges.

Corporate costs were $6.2 million during the quarter ended March 31, 2014, compared to $2.8 million in the first quarter of 2013 and $7.0 million in the fourth quarter of 2013. Corporate costs in the first quarter of 2013 included a $3.4 million net benefit from the settlement of litigation.

The effective income tax rate was 41.1% for the first quarter of 2014 and was higher than the statutory U.S. federal income tax rate of 35% primarily due to a 6.5% net blended state income tax rate.

Cash, cash equivalents, marketable securities and restricted cash was $143.0 million as of March 31, 2014, compared to $192.3 million as of December 31, 2013. The decrease in cash was primarily driven by changes in working capital, including increases in inventory, inventory on lease and accounts receivable, as well as funding of first quarter operations. The Company’s $50 million revolving credit facility remains undrawn.

Railcars available for lease and inventory on lease totaled $61.5 million at the end of the first quarter of 2014, a net increase of $8.4 million compared to the end of the prior quarter.

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The Company will host a conference call and live webcast on Monday, May 5, 2014 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2014 financial results. To participate in the conference call, please dial (800) 230-1951, Confirmation Number 325496. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 325496

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 5, 2014 until 11:59 p.m. (Eastern Daylight Time) on June 5, 2014. To access the replay, please dial (800) 475-6701. The replay pass code is 325496. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$83,820	$145,506
Restricted cash and restricted certificates of deposit	5,227	7,780
Marketable securities	53,989	38,988
Accounts receivable, net	8,700	4,034
Inventories, net	83,152	66,340
Inventory on lease	25,676	16,955
Other current assets	8,523	6,768
Deferred income taxes, net	11,017	11,017

Total current assets	280,104	297,388

Property, plant and equipment, net	39,219	39,396
Railcars available for lease, net	35,850	36,110
Goodwill	22,128	22,128
Deferred income taxes, net	24,585	19,758
Other long-term assets	3,050	2,939

Total assets	$404,936	$417,719

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$20,059	$16,016
Accrued payroll and employee benefits	4,516	3,981
Accrued postretirement benefits	413	413
Accrued warranty	7,039	6,957
Customer deposits	80,898	91,771
Customer advance	18,896	19,037
Other current liabilities	6,349	9,053

Total current liabilities	138,170	147,228
Accrued pension costs	540	845
Accrued postretirement benefits, less current portion	63,558	62,899
Accrued taxes and other long-term liabilities	7,216	4,212

Total liabilities	209,484	215,184

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,262	99,265
Treasury stock, at cost	(30,511)	(30,970)
Accumulated other comprehensive loss	(14,999)	(15,132)
Retained earnings	141,573	149,245

Total stockholders’ equity	195,452	202,535

Total liabilities and stockholders’ equity	$404,936	$417,719

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues	$56,086	$87,615
Cost of sales	59,238	82,646

Gross (loss) profit	(3,152)	4,969
Selling, general and administrative expense	8,403	4,431
Gain on sale of railcars available for lease	(14)	(14)

Operating (loss) income	(11,541)	552

Interest expense	(286)	(98)
Other income	28	14

Income (loss) before income taxes	(11,799)	468
Income tax (benefit) provision	(4,850)	3,112

Net loss	$(6,949)	$(2,644)

Net loss per common share — basic	$(0.58)	$(0.22)

Net loss per common share — diluted	$(0.58)	$(0.22)

Weighted average common shares outstanding — basic	11,989,527	11,943,423

Weighted average common shares outstanding — diluted	11,989,527	11,943,423

Dividends declared per common share	$0.06	$0.06

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Manufacturing	$48,002	$77,722
Services	8,084	9,893

Consolidated Total	$56,086	$87,615

Operating Income (Loss):
Manufacturing	$(5,034)	$2,092
Services	(340)	1,289
Corporate	(6,167)	(2,829)

Consolidated Total	$(11,541)	$552

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Cash flows from operating activities
Net loss	$(6,949)	$(2,644)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	2,494	2,223
Gain on sale of railcars available for lease	(14)	(14)
Other non-cash items	438	(242)
Change in deferred income taxes	(4,899)	2,888
Stock-based compensation expense recognized	540	498
Changes in operating assets and liabilities:
Accounts receivable	(4,666)	2,204
Inventories	(17,047)	(1,745)
Inventory on lease	(8,721)	—
Other assets	(1,070)	(173)
Accounts and contractual payables	3,644	(15,004)
Customer deposits and other current liabilities	(10,595)	(7,545)
Other changes in working capital	725	(2,935)
Accrued pension costs and accrued postretirement benefits	487	(549)

Net cash flows used in operating activities	(45,633)	(23,038)

Cash flows from investing activities

Restricted cash deposits	—	(2,039)
Restricted cash withdrawals	2,553	13,770
Purchase of securities held to maturity	(20,993)	(8,995)
Proceeds from maturity of securities held to maturity	6,000	9,000
Proceeds from sale of property, plant and equipment and railcars available for lease	50	—
Purchases of property, plant and equipment	(2,511)	(13,354)

Net cash flows used in investing activities	(14,901)	(1,618)

Cash flows from financing activities

Stock option exercise	126	—
Employee restricted stock settlement	(210)	(54)
Cash dividends paid to stockholders	(723)	(722)
Repayment of customer advance	(345)	—

Net cash flows used in financing activities	(1,152)	(776)

Net decrease in cash and cash equivalents	(61,686)	(25,432)
Cash and cash equivalents at beginning of period	145,506	98,509

Cash and cash equivalents at end of period	$83,820	$73,077